EXHIBIT 99

NEWS RELEASE

PGT Reports 2009 Third Quarter Results

VENICE, FL, November 4, 2009 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the third quarter ended October 3, 2009.  In our third quarter:

▪	Net sales were $41.6 million, a decrease of $5.3 million, or 11.2%, compared to the second quarter of 2009. Sales decreased when compared to the prior year third quarter by $12.7 million, or 23.4%.

▪
Gross margin of 26.1% decreased compared to both the 2009 second quarter gross margin of 31.2% and the third quarter of 2008 gross margin of 29.8%.  Gross margin adjusted for restructuring costs in the 2009 third quarter was 27.4%.

▪	Adjusted net loss was $2.5 million, compared to net income of $342 thousand in the second quarter of 2009, and adjusted net loss of $337 thousand in the third quarter of 2008.

▪
Adjusted net loss per diluted share was $0.07, compared to a net income per diluted share of $0.01 in the second quarter of 2009, and adjusted net loss per diluted share of $0.01 in the third quarter of 2008.

▪	Adjusted EBITDA was $3.2 million, compared to EBITDA of $6.0 million in the second quarter of 2009 and adjusted EBITDA of $6.0 million in the third quarter of 2008.

▪	Additional cost reduction actions were taken that are expected to produce annualized savings of $2.0 million.

“Housing starts in Florida declined 42% compared to the third quarter of 2008 as the prolonged downturn in the homebuilding industry continued” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Our operating performance continued to be negatively impacted by these industry conditions as our sales decreased 23%, yet we were still able to generate nearly $1.0 million of cash from operations.  Recently there have been signs that there is a recovery in the homebuilding industry taking place but the recovery continues to be hampered by other economic factors.  In Florida, home sales increased 34% in September compared to the prior month as a more confident home buyer moved to take advantage of sales incentives, improved affordability and tax breaks.  However, the ongoing impact of increased foreclosures and mortgage delinquencies, higher unemployment and tight credit standards make predicting the timing and extent of a turn-around or even stability difficult.  Several of the nation’s largest home builders continued to report increases in new home orders and decreases in cancellation rates during the third quarter, but these improvements have not yet reversed the trend of steadily declining sales in the homebuilding industry.  We again took actions in the third quarter to better align costs with the continued decline in our sales levels that, coupled with actions taken earlier this year, have and will continue to benefit us into the future.  We recently announced and completed an acquisition that broadens our capabilities in the vinyl and impact-resistant markets and we continue to move forward with new product offerings and line expansions as we pursue growth opportunities both inside and outside of Florida.  We are optimistic about our long-term growth opportunities.  In the near-term, we will continue to focus on controlling costs and conserving cash.”

Commenting further on the third quarter of 2009, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Our sales continued to be negatively impacted by the most difficult market conditions we have ever encountered, declining $12.7 million, or 23.4%, from the third quarter of 2008.  Sales decreased $5.3 million, or 11.2%, from the second quarter as repair and remodeling activity decreased as it does each year at this time.  At $41.6 million for the third quarter of 2009, sales have decreased to levels we have not seen since 2002.  Despite the decline in sales, we generated positive cash from operations during the quarter, driven by our 2009 cost savings and efficiency initiatives which we expect to deliver savings well into the future.  We primarily used cash on hand to prepay $12 million of outstanding bank debt in September in order to reduce the leverage ratio our credit agreement requires us to calculate at the end of each quarter.  However, after the end of the quarter in early October, we drew down $12 million in cash under our revolving credit facility to provide liquidity for near-term growth initiatives including new product offerings and our expanding presence in the vinyl and impact-resistant markets through our recently announced acquisition.”

Mr. Jackson continued, “We expect the challenges of this unprecedented market downturn to continue well into 2010, and possibly further.  However, we remain committed to investing in our future and controlling costs.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, November 5, 2009, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  800-441-0022 (U.S. and Canada) and 719-325-2106 (international). A replay of the call will be available beginning November 5, 2009, at 1:30 p.m. Eastern Time through November 26, 2009. To access the replay, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and refer to passcode 6624889.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. Founded in 1980, the Company employs approximately 1,240 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Florida and North Carolina.  Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, high-rise and institutional markets.  PGT's product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

Net sales	$41,616	$54,330	$129,997	$169,266
Cost of sales	30,752	38,132	94,618	115,506
Gross margin	10,864	16,198	35,379	53,760
Goodwill and intangible impairment charges	-	1,600	-	93,600
Selling, general and administrative expenses	12,642	14,475	40,194	46,909
(Loss) income from operations	(1,778)	123	(4,815)	(86,749)
Interest expense	1,735	2,236	5,050	7,153
Other expense (income), net	27	18	33	(38)
Loss before income taxes	(3,540)	(2,131)	(9,898)	(93,864)
Income tax benefit	(181)	(502)	(181)	(13,799)
Net loss	$(3,359)	$(1,629)	$(9,717)	$(80,065)

Basic net loss per common share	$(0.10)	$(0.05)	$(0.28)	$(2.74)

Diluted net loss per common share	$(0.10)	$(0.05)	$(0.28)	$(2.74)

Weighted average common shares outstanding:
Basic	35,300	32,082	35,247	29,183

Diluted	35,300	32,082	35,247	29,183

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 3,	January 3,
	2009	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,094	$19,628
Accounts receivable, net	17,044	17,321
Inventories	11,236	9,441
Deferred income taxes	360	1,158
Other current assets	4,212	5,569
Total current assets	35,946	53,117

Property, plant and equipment, net	67,952	73,505
Other intangible assets, net	69,012	72,678
Other assets, net	1,430	1,317
Total assets	$174,340	$200,617

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,441	$14,582
Current portion of long-term debt and capital lease obligations	103	330
Total current liabilities	15,544	14,912
Long-term debt and capital lease obligations	70,190	90,036
Deferred income taxes	17,675	18,473
Other liabilities	2,658	3,011
Total liabilities	106,067	126,432

Total shareholders' equity	68,273	74,185
Total liabilities and shareholders' equity	$174,340	$200,617

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Reconciliation to Adjusted Net (Loss) Income and
Adjusted Net (Loss) Income per share (1):
Net loss	$(3,359)	$(1,629)	$(9,717)	$(80,065)
Reconciling items:
Goodwill and intangible impairment charges (2)	-	1,600	-	93,600
Restructuring charges (3)	903	-	3,905	1,752
Tax effect of reconciling items (4)	-	(308)	-	(14,486)
Adjusted net (loss) income	$(2,456)	$(337)	$(5,812)	$801

Weighted average shares outstanding:
Diluted (5)	35,300	32,082	35,247	29,183
Incremental shares for stock awards (6)	-	-	-	396
Diluted - adjusted	35,300	32,082	35,247	29,579

Adjusted net loss (income) per share - diluted	$(0.07)	$(0.01)	$(0.16)	$0.03

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss	$(3,359)	$(1,629)	$(9,717)	$(80,065)
Reconciling items:
Depreciation and amortization expense	4,060	4,302	12,092	12,753
Interest expense	1,735	2,236	5,050	7,153
Income tax benefit	(181)	(502)	(181)	(13,799)
EBITDA	2,255	4,407	7,244	(73,958)
Add-backs:
Goodwill and intangible impairment charges (2)	-	1,600	-	93,600
Restructuring charges (3)	903	-	3,905	1,752
Adjusted EBITDA	$3,158	$6,007	$11,149	$21,394
Adjusted EBITDA as percentage of net sales	7.6%	11.1%	8.6%	12.6%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 4, 2009.

(2) Represents the write-down of the carrying value of goodwill and a trademark. The Company recorded an estimated $92.0 million non-cash goodwill impairment charge in the second quarter of 2008 based on the results of preliminary impairment tests at that time. The Company completed its updated impairment tests in the 2008 third quarter which resulted in additional non-cash impairment charges totaling $1.6 million, of which $1.3 million related to goodwill and $0.3 million related to a trademark.

(3) Represents charges related to restructuring actions taken in the first and third quarters of 2009 and the first quarter of 2008. These charges relate primarily to employee separation costs. Of the $0.9 million restructuring charge in the third quarter of 2009, $0.5 million is included in cost of goods sold and $0.4 million is included in selling, general and administrative expenses. Of the $3.9 million restructuring charge in 2009, $1.9 million is included in cost of goods sold and $2.0 million is included in selling, general and administrative expenses. Of the $1.8 million restructuring charge in 2008, $1.1 million was included in cost of goods sold and $0.7 million was included in selling, general and administrative expenses.

(4) In 2009, the tax benefit of the reconciling item is offset by an increase in the valuation allowance for deferred taxes.

(5) Due to the net losses, the effect of equity compensation plans is anti-dilutive.

(6) Represents dilutive stock options included in the calculation of adjusted net income per diluted share for the nine months ended September 27, 2008.